DISTRIBUTION AGREEMENT

This Distribution Agreement is made as of February 26, 2026, between Guggenheim Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the exchange-traded fund series of the Trust (each, a “Fund” and collectively, the “Funds”), and Guggenheim Funds Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust intends to create and redeem shares of each Fund (“Shares”) on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Trust’s registration statement on Form N-1A relating to the Funds (the “Registration Statement”); and

WHEREAS, the Shares of each Fund are registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be listed on one or more national securities exchanges (together, the “Exchanges”); and

WHEREAS, the Distributor is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

WHEREAS, the Trust desires to retain the Distributor to serve as principal underwriter in connection with the issuance and distribution of Creation Units of Shares of each Fund, hold itself available to coordinate the receipt and processing of orders for such Creation Units in the manner set forth in the Funds’ statutory or summary prospectuses (individually or collectively, the “Prospectus”) and statements of additional information (individually or collectively, the “SAI”); and

WHEREAS, the Distributor is willing to act as principal underwriter of the Shares of each such Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

(1)  The Trust hereby appoints the Distributor, and the Distributor accepts the Trust’s appointment, as the Trust’s exclusive agent to be the principal underwriter of the Funds to distribute, sell, and arrange for the sale of Creation Units of the Funds only to Authorized Participants (as that term is defined in the Prospectus) that have entered into agreements (each an “Authorized Participant Agreement”) for book-entry of The Depository Trust Company and the National Securities Clearing Corporation (“NSCC”) as described in the Prospectus and SAI and to direct such orders to the Funds’ transfer agent (the “Transfer Agent”), all in accordance with the Prospectus and SAI. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies. Nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities and related Cash

Components (as such terms are defined in the Prospectus and SAI), as provided in and in accordance with the Prospectus and SAI.

(2)  In carrying out its responsibilities under this Agreement, the Distributor, at its own expense, shall execute Authorized Participant Agreements with registered broker-dealers and other eligible entities to act as Authorized Participants, and provide for the purchase of Creation Units of the Funds by such Authorized Participants. The Authorized Participant Agreement shall include the following terms or terms materially similar to the following: Authorized Participant agrees to (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of the Authorized Participant Agreement; (ii) comply with FINRA rules and regulations, and the securities laws of any jurisdiction in which it sells Shares, directly or indirectly, to the extent such laws, rules and regulations relate to the Authorized Participant’s transactions in, and activities with respect to, the Shares; and (iii) not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold. The Distributor shall not be liable for an Authorized Participant’s failure to comply with the terms of the Authorized Participant Agreement or any applicable rules or regulations. The Distributor shall use commercially reasonable efforts to fulfill all direct requests from Authorized Participants for the Prospectus, SAI, and periodic Fund reports, as applicable. In addition, the Distributor shall use commercially reasonable efforts to provide each Exchange with copies of the Prospectus to be provided to purchasers in the secondary market. The Trust shall furnish to the Distributor copies of all Prospectus, SAI, shareholder reports and other publicly available information which the Distributor may reasonably request for use in connection with the distribution of Creation Units. The cost of providing such materials and fulfillment with respect to these materials shall not be borne by the Distributor. The Distributor shall use commercially reasonable efforts to make it generally known in the brokerage community that the Prospectus and SAI are available, including (i) advising each Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the SEC.

(3)  The Distributor shall direct the Transfer Agent to accept orders for the purchase of Creation Units by Authorized Participants only to the extent purchase orders are actually received from Authorized Participants, and not in excess of such orders, and shall not avail itself of any opportunity for making a profit by expediting or withholding orders. The Trust may reject purchase orders in accordance with the provisions of the Prospectus, SAI and the 1940 Act and the rules and regulations thereunder. The Distributor shall direct the Transfer Agent to generate and transmit confirmations of Creation Unit purchase order acceptances to the Authorized Participants. The Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(4)  In carrying out its responsibilities under this Agreement, the Distributor agrees to comply with applicable Federal and state regulatory requirements regarding the sales of securities, and with applicable FINRA Rules.

(5)  The Distributor shall utilize commercially reasonable efforts to encourage and promote the sale of Creation Units to Authorized Participants but is not obligated to sell any specific number of Creation Units. To this end, at its own expense, the Distributor may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the Creation Units. Any such material which refers to the Trust or its Funds shall comply in all material respects with the Distributor’s policies and procedures with respect to such communications. The Distributor shall comply in all material respects with applicable laws and regulations with respect to any of its communications with the public regarding the Trust or Funds. The Distributor shall furnish to the Trust any comments provided by regulators with respect to such materials.

(6)  The Distributor shall undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Trust or the Funds by its actions, conduct or contracts, except that the Distributor is authorized to promote and process the sale of Creation Units to Authorized Participants.

(7)  All Creation Units will be sold in the manner set forth in the Prospectus, SAI and (i) the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) the rules of FINRA; and (iii) the rules of, and orders issued by the SEC to, the Exchanges. The Distributor shall offer Creation Units for sale only in those jurisdictions where: (i) they have been properly registered; (ii) they are exempt from registration; or (iii) for which appropriate notice filings have been made. The Distributor shall offer Creation Units for sale only to Authorized Participants.

(8)  Orders for Creation Units shall be directed to the Transfer Agent for acceptance on behalf of the appropriate Fund. At or prior to the time of delivery of any Creation Unit, the Distributor shall direct the Authorized Participant to pay to the Trust’s custodian an amount in cash or other consideration as described from time to time in the Prospectus and SAI equal to the aggregate NAV of such Creation Units. Sales of Creation Units shall be deemed to be made when and where accepted by the Transfer Agent.

(9)  Each Fund shall be responsible for, and shall bear the costs of, registration of its Shares under applicable Federal and state securities laws. The Distributor shall be responsible for, and shall bear the costs of, its own registration as a securities dealer under Federal and state law and of its membership in FINRA and the cost of Prospectuses provided to persons who are not shareholders of the Fund.

(10)  The Trust agrees to indemnify, defend and hold harmless the Distributor and each of its affiliates, directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith, but excluding any consequential or special damages), (i) arising out of or based upon any alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, SAI, shareholder reports or other information filed or made public by the Trust (as from time to time amended), or omitted to state a material fact therein required to be stated or necessary in order to make any statement therein made not misleading, or (ii) arising out of any willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omissions were made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or the shareholders of any Fund to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, or material breach of any representation, warranty or covenant made by the Distributor in this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this provision with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares or Creation Units.

(11)  The Distributor agrees to indemnify, defend and hold harmless the Trust and each of its Trustees, officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith, but excluding any consequential or special damages) incurred based upon the 1933 Act or any other statute or common law and arising by reason of (i) any person acquiring any Shares or Creation Units, and alleging a wrongful act of the Distributor or any of its employees or alleging that the Registration Statement, Prospectus, SAI, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, insofar as the statement or omissions were made in reliance upon and in conformity with written information furnished to the Trust by or on behalf of the Distributor, or (ii) willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of material breach of any representation, warranty or covenant made by the Trust in this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this provision with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense, or if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers in connection with the issue and sale of any of the Shares or Creation Units.

(12)  No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of paragraphs (10) or (11) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. Paragraphs (10), (11) and (12) shall survive the termination of this Agreement.

(13)  The rights granted to the Distributor under this Agreement shall be non-exclusive in that the Trust retains the right to make direct sales of Shares or Creation Units consistent with the terms of the then current Prospectus and SAI and applicable law, and to engage in other legally authorized transactions in its Shares or Creation Units which do not involve sales to the general public. Such other transactions may include, without limitation: (i) transactions between the Trust or any Fund and its shareholders only; (ii) transactions involving the reorganization of the Trust or any Fund; (iii) transactions involving the merger or combination of the Trust or any Fund with another corporation, trust, fund of a trust, or similar entity; or (iv) transactions with other registered or unregistered investment companies in accordance with any rule, regulation, or guidance of the SEC or its staff.

(14)  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above-written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees of the Trust who are not “interested persons” (as that term is defined in the 1940 Act), cast at a meeting called for the purpose of voting on such approval, and (ii) by a vote of the Board of Trustees of the Trust.

(15)  This Agreement shall terminate automatically in the event of its assignment, as such term is defined under the 1940 Act, and may be terminated by either party without penalty upon sixty (60) days’ written notice.

(16)  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party giving notice: if to the Trust, at 702 King Farm Boulevard, Suite 200, Rockville, Maryland 20850, and if to the Distributor, at 702 King Farm Boulevard, Suite 200, Rockville, Maryland 20850.

(17)  This Agreement shall be construed in accordance with the laws of the State of New York and the provisions of the 1940 Act. To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Trust and the Distributor have caused this Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

GUGGENHEIM FUNDS TRUST

By: /s/ Brian E. Binder

Name: Brian E. Binder

Title: President and Chief Executive Officer

GUGGENHEIM FUNDS DISTRIBUTORS, LLC

By: /s/ Amy J. Lee

Name: Amy J. Lee

Title: General Counsel and Secretary

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